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                                                                     EXHIBIT 2.1
                                                                  Conformed Copy



                                   AMENDMENT



                 AMENDMENT, dated as of August 13, 1996 (this "Amendment"), to the Agreement and Plan of Merger, by and among Silver King Communications, Inc. ("Parent"), Thames Acquisition Corp. ("Sub") and Savoy Pictures Entertainment, Inc. (the "Company"), dated as of November 27, 1995, as heretofore amended (the "Merger Agreement").

                             W I T N E S S E T H :

                 WHEREAS, pursuant to the Merger Agreement, Parent, Sub and the Company have approved the terms and conditions of the business combination between Parent and the Company to be effected by the merger (the "Merger") of Sub with and into the Company; and

                 WHEREAS, Parent, Sub and the Company have agreed that certain provisions of the Merger Agreement be amended in the manner provided for in this Amendment.

                 NOW, THEREFORE, the parties hereto hereby agree as follows:

                 I. Defined Terms. Terms defined in the Merger Agreement and used herein shall have the meanings given to them in the Merger Agreement.

                II.  Amendments to Merger Agreement.

                 1. Definitions. As used in the Merger Agreement, (a) the term "Agreement" shall mean the initial merger agreement among the parties hereto, dated as of November 27, 1995, and any and all amendments thereto entered into on or prior to the date hereof, (b) the term "Merger" shall mean the merger of Sub with and into the Company pursuant to the terms and conditions of the Agreement (as amended as of the date hereof), (c) the term "Company Voting Agreement" shall mean the voting agreement among certain stockholders of the Company listed on Annex A of the Agreement and Parent, as such agreement has been amended as of the date hereof, (d) the term "Parent Voting Agreement" shall mean the voting agreement among certain stockholders of Parent listed on Annex B of the Agreement and the Company, as such agreement has been amended as of the date hereof and (e) the terms "Company SEC Reports" and "Parent SEC Reports" shall mean each report, schedule, registration statement and definitive proxy statement filed by the Company or Parent,
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as the case may be, with the SEC on or after March 1, 1993 and prior to August
13, 1996.

                 2.       Amendment to Article 2.  The first sentence of
Section 2.1(c) of the Merger Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following:

                          "Each share of common stock, $.01 par value per
                 share, of the Company ("Company Common Stock"), issued and outstanding (including Company Restricted Stock, pursuant to
                 Section 2.3(b)) immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 2.1(b)), shall be converted into the right to receive 0.14 of a fully paid and nonassessable share of common stock, $.01 par value per share, of Parent ("Parent Common Stock") (subject, in the case of Company Restricted Stock, to
                 Section 2.3(b)) (the "Exchange Ratio")."

                 3. Amendment to Article 3. (a) Section 3.8 of the Merger Agreement is hereby amended by deleting the text thereof in its entirety and replacing such text with the following:

                          "SECTION 3.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS.
                 Except as set forth in Section 3.8 of the Company Disclosure Letter, contemplated by this Agreement, disclosed in the Company SEC Reports or disclosed to Parent as referred to in
                 Section 3.18 hereto, (a) since September 30, 1995, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and have not taken any of the actions set forth in paragraphs (a) through (j) of Section 5.2, and (b) there has not been (i) since August 13, 1996 and excluding in addition the matters set forth in Schedule A or the proximate consequences thereof, any event or condition (financial or otherwise) of any character, individually or in the aggregate, significantly impairing or which could reasonably be expected to significantly impair the long-term value of the Company (it being understood that this standard is very substantially in excess of a Material Adverse Effect), or (ii) since September 30, 1995, any material change by the Company in its accounting methods, principles or practices except as required by concurrent changes in GAAP."


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                 (b)  Article 3 of the Merger Agreement is further amended by adding the following text after the conclusion of Section 3.17:

                          "SECTION 3.18.  DISCLOSURE.  On or prior to August
                 13, 1996, the Company has fully and accurately in all respects disclosed to Parent all material information regarding the business, financial and operating condition of the Company, including any such information known by the Chairman of the Board and Chief Executive Officer or Chief Operating Officer of the Company, and Dan W. Lufkin, a director of the Company. The historical financial information relating to the Company set forth in Schedule 3.18 hereto is, to the knowledge of the Company and such individuals as of August 13, 1996, true and complete in all material respects, and the projected financial information set forth in Schedule 3.18 reflects the best good faith estimate, as of such date, of the Company and such individuals. As of August 13, 1996, neither the Company nor any such individuals has knowledge of any other condition, circumstance or event relating to the Company, not so disclosed to Parent, that would, individually or in the aggregate, have a Material Adverse Effect."


         4. Amendment to Article 5. Section 5.5 of the Merger Agreement is hereby amended by adding the following sentence as the last sentence thereof:

                 "Without limiting the generality of the foregoing, Parent and the Company agree to re-file the preliminary Proxy Statement with the SEC and to respond to any comments from the SEC, in each case as promptly as reasonably practicable."


         5. Amendment to Article 7. Section 7.1 of the Merger Agreement is hereby amended by deleting subsection (b) thereof in its entirety and replacing such subsection with the following text:

                 "(b) by either Parent or the Company, if the Merger shall not have been consummated by December 31, 1996, provided that such date may be extended by either party if the definitive Proxy Statement is not mailed to stockholders of Parent and the Company by November 15, 1996 due to events related to the transaction relating to Home Shopping Network, Inc. ("HSN")

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                 referred to in the Parent Disclosure Letter (or another
                 transaction involving the capital stock of HSN) (the "HSN Transaction") to be described in the preliminary Proxy Statement, by such number of days after November 15, 1996 until the definitive Proxy Statement is so mailed, and provided further that the right to terminate this Agreement under this Section 7.1(b) (or to extend the termination date pursuant to the preceding clause) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;".

         6. Amendment to Article 6. Section 6.2(a) of the Merger Agreement is hereby amended by adding the following text after the text "as though made on and as of the Closing Date":

                 ", provided that the representations and warranties in Section 3.6(a) shall exclude the matters set forth in Schedule A and the proximate consequences thereof and, provided further, that the representations and warranties in Sections 3.7(c) and 3.9 as they relate to the operations of the Company's business in the ordinary course shall be read as of the Closing Date without reference to any materiality standard set forth therein and shall be true and correct except to the extent their failure to be so true and correct shall not significantly impair, or could reasonably be expected to significantly impair, the long-term value of the Company (it being understood that this standard is very substantially in excess of a Material Adverse Effect)".

         7. Parent Disclosure Letter. References in the Parent Disclosure Letter to the Exchange Agreement and related transactions shall be deemed to include any HSN Transaction.


               III.  General.

                 1. No Other Amendments. Except as expressly amended, modified and supplemented hereby, the provisions of the Merger Agreement are and shall remain in full force and effect.

                 2. Governing Law; Counterparts. (a) This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed therein, without giving effect to laws that


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might otherwise govern under applicable principles of conflicts of law.

        (b) This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.





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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.


                                        SILVER KING COMMUNICATIONS, INC.


                                        By:    /s/ Barry Diller
                                           -----------------------------------

                                        Title: Chief Executive Officer
                                              --------------------------------


                                        THAMES ACQUISITION CORP.


                                        By:   /s/ Michael Drayer
                                           -----------------------------------

                                        Title:  Vice President
                                              --------------------------------


                                        SAVOY PICTURES ENTERTAINMENT, INC.


                                        By:  /s/ Lewis J. Korman
                                           -----------------------------------

                                        Title:  President
                                              --------------------------------


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